The information in this preliminary pricing supplement is not complete and may be changed.   This preliminary pricing supplement and the accompanying prospectus, prospectus supplement and index supplement do not constitute an offer to sell these securities, and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Preliminary Pricing Supplement (To Prospectus dated July 19, 2013, the Prospectus Supplement dated July 19, 2013 and the Index Supplement dated July 19, 2013)	Filed Pursuant to Rule 424(b)(2) Registration No. 333-190038 September 10, 2013

US$

PRINCIPAL AT RISK CALLABLE DUAL BARRIER FIXED RATE NOTES DUE SEPTEMBER 27, 2023

LINKED TO CMS AND RUSSELL 2000®

GENERAL TERMS
Principal Amount:	US$	Issuer:	Barclays Bank PLC

Issue Price:	Variable Price Re-Offer	Series:	Global Medium-Term Notes, Series A

Original Issue Date:	September 27, 2013(*)	Original Trade Date:	September 24, 2013(*)

Final Valuation Date:	September 20, 2023(*)(**)	Maturity Date:	September 27, 2023(*)(**)

CUSIP/ISIN:	06741TK97/US06741TK978	Denominations:	Minimum denominations of US$1,000 and integral multiples of US$1,000 thereafter.

Index Business Day:

With regard to the Index, a day, as determined by the Calculation Agent, on which trading is generally conducted on each of the relevant exchange(s) for the Index, other than a day on which trading on such exchange(s) is scheduled to close prior to the time of the posting of its regular final weekday closing price.

Business Day:

A Monday, Tuesday, Wednesday, Thursday or Friday that is neither a day on which banking institutions in London or New York City generally are authorized or obligated by law, regulation, or executive order to close.

Index Level:

For any Index Business Day, the closing value of the Russell 2000 Index published at the regular weekday close of trading on such date as displayed on Bloomberg Professional® service page “RTY <Index>” or any successor page on Bloomberg Professional® service or any successor service, as applicable.  In certain circumstances, the Closing Level of the Russell 2000 Index will be based on the alternate calculation of the Russell 2000 Index as described in “Reference Assets — Adjustments Relating to Securities with the Reference Asset Comprised of an Index or Indices” of the accompanying prospectus supplement.

Index:

The Russell 2000 Index is designed to track the performance of the small capitalization segment of the U.S. equity market. For additional information about the Index, see “Information Regarding the Index” below and “Non-Proprietary Indices—Equity Indices—Russell 2000® Index” in the accompanying index supplement.

Reference Rate:

The CMS Rate with a maturity of 10 years (“10 Year CMS Rate”), which will be determined by the Calculation Agent by the reference to the 10Year CMS Rate that appear on Reuters ISDAFIX1 page (the “ISDAFIX1 Page”) (or any successor page as determined by the Calculation Agent) as of 11:00am, New York time, on the relevant Interest Reset Date. In certain circumstances, the CMS Rate will be based on the alternate calculation of the CMS Rate as described in “Reference Assets —CMS Rate” of the accompanying prospectus supplement.

(*)     Depending on the actual date on which the Notes are priced for sale to the public, which will be the Original Trade Date, any reference in this preliminary pricing supplement to the month in which the Issue Date, Final Valuation Date and Maturity Date will occur is subject to change.

(**)    Subject to postponement in the event of a Market Disruption Event with regard to the Index. If the Index is subject to a Market Disruption Event on the Final Valuation Date, the Index Level on such date will equal the Index Level observed on the immediately preceding Index Business Day on which no Market Disruption Event has occurred or is continuing.  See “Reference Assets-Equity Securities-Indices-Market Disruption Events Relating to Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities” starting on page S-95 of the accompanying prospectus supplement for additional information on the events that will be deemed to be a Market Disruption Event and the consequences of such.

[Terms of Notes continue on next page]

Barclays Capital Inc. has agreed to purchase the Notes from us at 100% of the principal amount minus a commission equal to $[40.00] per $1,000 principal amount, or [4.00]%, resulting in aggregate proceeds to Barclays Bank PLC of $[•].  Barclays Capital Inc. proposes to offer the Notes from time to time for sale in negotiated transactions, or otherwise, at varying prices to be determined at the time of each sale. Barclays Capital Inc. may also use all or a portion of its commissions on the Notes to pay selling concessions or fees to other dealers.

Our estimated value of the Notes on the original trade date, based on our internal pricing models, is expected to be between $905.00 and $945.00 per Note.  The estimated value is expected to be less than the initial issue price of the Notes.  See “Additional Information Regarding Our Estimated Value of the Notes” below.  We may decide to sell additional Notes after the date of this pricing supplement, at issue prices and with commissions and aggregate proceeds that differ from the amounts set forth above.  In addition, the estimated value of the Notes on the date any additional Notes are priced for sale to the traded will take into account a number of variables, including prevailing market conditions and our subjective assumptions, which may or may not materialize, on the date that such additional Notes are traded.  As a result of changes in these variables, our estimated value of the Notes on any subsequent trade date may be lower or higher than our estimated value of the Notes on the original trade date, but in no case will be less than $905.00 per Note.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

Any payment on the Notes is subject to the creditworthiness of the Issuer and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Issuer Credit Risk” in this pricing supplement.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-6 of the prospectus supplement and “Selected Risk Factors” below.

PAYMENT AT MATURITY TERMS:
Payment at Maturity:

If your Notes are not early redeemed by us pursuant to the “Early Redemption at the Option of the Issuer” provision, for each $1,000 principal amount Note you will receive a cash payment (subject to our credit risk) on the stated Maturity Date, determined as follows:

•     If the Final Index Level is greater than or equal to the Final Barrier Level: $1,000.

•      If the Final Index Level is less than the Final Barrier Level: an amount equal to (a) $1,000 plus (b) (i) $1,000 times (ii) Index Return. Accordingly, your payment per $1,000 principal amount Note will be calculated as follows:

$1,000 + [$1,000 × Index Return]

If the Final Index Level declines by more than 45.00% from the Initial Index Level, you will lose 1.00% of the principal amount of your Note for every 1.00% that the Final Index Level falls below the Initial Index Level. As such, you will lose some or all of your principal at maturity if the Final Index Level declines from the Initial Index Level by more than 45.00%.

Any payment on the Notes, including any principal protection feature, is subject to the creditworthiness of the Issuer and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Credit of Issuer” in this pricing supplement.

Final Barrier Level:	[•], which is equal to 55.00% of the Initial Index Level.	Initial Index Level:	[•], which is the closing level of the Index on the Original Trade Date.
Index Return:	The performance of the Index from the Initial Index Level to the Final Index Level, expressed as a percentage and calculated as follows:	Final Index Level:	The Index Level on the Final Valuation Date.
Final Index Level – Initial Index Level
Initial Index Level
INTEREST RATE TERMS:

Interest Period:

The first Interest Period will begin on, and include, the Original Issue Date and end on, but exclude, the first Interest Payment Date.  Each subsequent Interest Period will begin on, and include, the Interest Payment Date for the preceding Interest Period and end on, but exclude, the next following Interest Payment Date.  The final Interest Period will end on, but exclude, the Maturity Date (or the Early Redemption Date, if applicable).

Interest Reset Dates:

For each Interest Period commencing on or after the Original Issue Date, the first day of such Interest Period.

Notwithstanding anything else to the contrary, if on any Interest Reset Date is not a Business Day, then the Reference Rate will equal the Reference Rate observed on the immediately preceding Business Day.  Furthermore, if any Interest Reset Date during the term of the Notes is not an Index Business Day or if the Index is subject to a Market Disruption Event on such date, then the Index Level will equal the Index Level observed on the immediately preceding Index Business Day on which no Market Disruption Event has occurred or is continuing.  See “Reference Assets—Equity Securities—Market Disruption Events Relating to Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities” in the prospectus supplement for additional information on the events that will be deemed to be a Market Disruption Event.

Coupon Rate:	[2.50%] [equal to 10.00% per annum]
Reference Rate Barrier:	[6.00]%
Index Barrier:	[•], which is equal to 72.50% of the Initial Index Level.
Interest Payment:

On each Interest Payment Date, unless the Notes have been previously redeemed (pursuant to the “Redemption at the Option of the Issuer” provision), you will receive an interest payment equal to the relevant Coupon Rate times the principal amount of your Notes if and only if on the related Interest Reset Date the Reference Rate is equal to or less than the Reference Rate Barrier and the Index Level is greater than or equal to the Index Barrier on such date.  If on an Interest Reset Date, either the Reference Rate is greater than the Reference Rate Barrier or the Index Level is less than the Index Barrier, you will not receive any interest payment on the related Interest Payment Date.  If on each Interest Reset Date during the term of the Notes, the Reference Rate is greater than the Reference Rate Barrier and/or the Index Level is less than the applicable Index Barrier, you will not receive any interest payments during the term of the Notes.

Interest Payment Dates:

Payable quarterly in arrears on the 27th day of each March, June, September and December (or if such day is not a Business Day, the next following Business Day), commencing on December 27, 2013 and ending on the Maturity Date or the Early Redemption Date, if applicable.

Business Day Convention/Day Count Fraction:	Following, unadjusted; 30/360
OTHER TERMS:

Redemption at the Option of the Company:

We may redeem your Notes, in whole or in part, at the Redemption Price set forth below, on any Interest Payment Date occurring on or after September 27, 2016, provided we give at least five Business Days’ prior written notice to the trustee.  If we exercise our redemption option, the Interest Payment Date on which we so exercise will be referred to as the “Early Redemption Date”.

Redemption Price:

If we exercise our redemption option, you will receive on the Early Redemption Date 100% of the principal amount together with any accrued and unpaid interest to but excluding the Early Redemption Date.

Settlement:	DTC; Book-entry; Transferable.
Listing:	The Notes will not be listed on any U.S. securities exchange or quotation system.
Calculation Agent:	Barclays Bank PLC

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

We urge you to consult your investment, legal, tax, accounting and other advisers and to invest in the Notes only after you and your advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances.

Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this free writing prospectus relates.  Before you invest, you should read the prospectus dated July 19, 2013, the prospectus supplement dated July 19, 2013, the index supplement date July 19, 2013 and other documents Barclays Bank PLC has filed with the SEC for more complete information about Barclays Bank PLC and this offering.  Buyers should rely upon this the prospectus, the prospectus supplement and this preliminary pricing supplement for complete details.  You may get these documents and other documents Barclays Bank PLC has filed for free by visiting EDGAR on the SEC website at www.sec.gov, and you may also access the prospectus and prospectus supplement through the links below:

•                  Prospectus dated July 19, 2013:

http://www.sec.gov/Archives/edgar/data/312070/000119312513295636/d570220df3asr.htm

•                  Prospectus Supplement dated July 19, 2013:

http://www.sec.gov/Archives/edgar/data/312070/000119312513295715/d570220d424b3.htm

•                  Index Supplement dated July 19, 2013:

http://www.sec.gov/Archives/edgar/data/312070/000119312513295727/d570220d424b3.htm

Our Central Index Key, or CIK, on the SEC website is 1-10257.

Alternatively, Barclays Capital Inc. or any agent or dealer participating in this offering will arrange to send you the prospectus, the prospectus supplement and final pricing supplement (when completed) and this preliminary pricing supplement if you request it by calling your Barclays Capital Inc. sales representative, such dealer or 1-888-227-2275 (Extension 2-3430).  A copy of the prospectus may be obtained from Barclays Capital Inc., 745 Seventh Avenue—Attn: US InvSol Support, New York, NY 10019.

You may revoke your offer to purchase the Notes at any time prior to the time at which we accept such offer by notifying the applicable agent.  We reserve the right to change the terms of, or reject any offer to purchase the Notes prior to their issuance.  In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase.  You may also choose to reject such changes in which case we may reject your offer to purchase.

As used in this term sheet, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

ADDITIONAL INFORMATION REGARDING OUR ESTIMATED VALUE OF THE NOTES

The range of the estimated values of the Notes referenced above may not correlate on a linear basis with the Coupon Rate range set forth in this preliminary pricing supplement.  We determined the Coupon Rate range based on prevailing market conditions, as well as the anticipated duration of the marketing period for the Notes.  The final terms for the Notes will be determined on the date the Notes are initially priced for sale to the public, which we refer to as the Original Trade Date, based on prevailing market conditions on the Original Trade Date, and will be communicated to investors either orally or in a final pricing supplement.

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates, and our internal funding rates. Our internal funding rates (which are our internally published borrowing rates based on variables such as market benchmarks, our appetite for borrowing, and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market.  Our estimated value on the Original Trade Date is based on our internal funding rates.  Our estimated value of the Notes may be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the Notes on the Original Trade Date is expected to be less than the initial issue price of the Notes.  The difference between the initial issue price of the Notes and our estimated value of the Notes is expected to result from several factors, including any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.

Our estimated value on the Original Trade Date is not a prediction of the price at which the Notes may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the Notes in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the Notes in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after pricing date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the Original Trade Date for a temporary period expected to be approximately 12 months after the Original Issue Date because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes which we will no longer expect to incur over the term of the Notes.  We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, including the tenor of the Notes and any agreement we may have with the distributors of the Notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial issue date of the Notes based on changes in market conditions and other factors that cannot be predicted.

We urge you to read the “Selected Risk Considerations” beginning on page PPS-2 of this preliminary pricing supplement.

YOU MAY REVOKE YOUR OFFER TO PURCHASE THE NOTES AT ANY TIME PRIOR TO ORIGINAL TRADE DATE.  WE RESERVE THE RIGHT TO CHANGE THE TERMS OF, OR REJECT ANY OFFER TO PURCHASE, THE NOTES PRIOR TO THE ORIGINAL TRADE DATE. IN THE EVENT OF ANY CHANGES TO THE TERMS OF THE NOTES, WE WILL NOTIFY YOU AND YOU WILL BE ASKED TO ACCEPT SUCH CHANGES IN CONNECTION WITH YOUR PURCHASE. YOU MAY ALSO CHOOSE TO REJECT SUCH CHANGES IN WHICH CASE WE MAY REJECT YOUR OFFER TO PURCHASE.SELECTED RISK FACTORS

PPS-1

An investment in the Notes involves significant risks not associated with an investment in conventional floating rate or fixed rate medium term notes. You should read the risks summarized below in connection with, and the risks summarized below are qualified by reference to, the risks described in more detail in the “Risk Factors” section beginning on page S-6 of the prospectus supplement.  We urge you to consult your investment, legal, tax, accounting and other advisers and to invest in the Notes only after you and your advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances.

•                Your Investment May Result in a Loss; You Could Lose Your Entire Principal Investment in the Notes—The Notes do not guarantee any return of principal. The Notes provide for limited protection (subject to our credit risk) at maturity and only to the extent afforded by the Final Barrier Level.  However, if the Final Index Level is less than the Final Barrier Level (representing a decline of 45.00% or more from the Initial Index Level), you will lose an amount equal to 1.00% of the principal amount for every 1.00% that Final Index Level has fallen below the Initial Index Level. Moreover, if the Final Index Level declines to zero, then you will lose your entire investment in the Notes.

Any payment on the Notes, including any principal protection feature, is subject to the creditworthiness of the Issuer and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Issuer Credit Risk” in this pricing supplement.

•                The Payment at Maturity on Your Notes Will Be Based on the Index Level on the Final Valuation Date, Which Occurs Approximately Ten Years After the Issue Date—If the Final Index Level declines from the Initial Index Level by more than 45.00%, you can lose your up to your entire principal investment in the Notes.  The Final Index Level will be based on the Index Level of the Index on the Final Valuation Date, which is a date that is approximately ten years following the Issue Date.  Because the Payment at Maturity on your Notes, if any, is based solely on the performance of the Index on the Final Valuation Date, your investment in the Notes entails taking a position on the performance of the Index as of a date that occurs approximately ten years after the Issue Date. During this ten year period, a multitude of factors, including, among other things, political, economic, regulatory, environmental and military events, can have a significant impact on the performance of the Index.  Many of these factors and events are unpredictable.  Making accurate long-term predictions regarding the performance of equities indices, such as the Index, is exceedingly difficult, if not impossible, and an investment in the Notes subjects you to significant market risk. Moreover, in contrast to the Notes, which expose investors to full principal risk if the Final Index Level is less than the Final Barrier Level, a majority of instruments with similar maturities to the Notes are principal protected (subject to the creditworthiness of the relevant issuer).  As such, in light of the fact that your principal investment in the Notes is at risk, the Notes are significantly riskier than many other instruments with similar maturities and therefore should not be viewed by investors as being comparable to standard fixed income investments or securities.

•               Exposure to the Index and the Reference Rate— Payments on the Notes are determined with reference to both the Reference Rate and the Index. The Index is designed to track the performance of the small capitalization segment of the U.S. equity market. Please see “Selected Risk Considerations—Certain Considerations Related to Equity Indices Whose Underlying Constituents are Small Capitalization Stocks” below.

The Reference Rate or  10 Year CMS Rate is the “constant maturity swap rate” that measures the fixed rate of interest payable on a hypothetical fixed-for-floating U.S. dollar interest rate swap transaction with a maturity of ten years.  In such a hypothetical swap transaction, the fixed rate of interest, payable semi-annually on the basis of a 360-day year consisting of twelve 30-day months, is exchangeable for a floating 3-month LIBOR-based payment stream that is payable quarterly on the basis of the actual number of days elapsed during a quarterly period in a 360-day year.  “LIBOR” is the London Interbank Offered Rate, and is the rate of interest at which banks borrow funds from each other in the London interbank market.  3-Month LIBOR is the rate of interest which banks in London charge each other for loans for a period of three months.

For additional information about the Index and the Reference Rate, see “Information Regarding the Reference Rate and the Index” below.

•                The Payment at Maturity of Your Notes is Not Based on the Level of the Index at Any Time Other than the Closing Level on the Final Valuation Date—The Payment at Maturity will be based solely on the Index Level on the Final Valuation Date (which we refer to as the “Final Level”) which will occur approximately ten years following the Issue Date. Therefore, if the closing level of the Index drops precipitously on the Final Valuation Date, the payment at maturity, if any, that you will receive for your Notes may be significantly less than it would otherwise have been had such payment been linked to the level of the Index at any time prior to such drop.  Please see “The Payment at Maturity on Your Notes Will Be Based on the Index Level on the Final Valuation Date, Which

PPS-2

Occurs Approximately Ten Years After the Issue Date” for further discussion on the timing of the observation of the Index Level for purposes of determining the Payment at Maturity, if any.

•                Issuer Credit Risk— The Notes are our unsecured debt obligations, and are not, either directly or indirectly, an obligation of any third party.  Any payment to be made on the Notes, including any repayment of principal provided at maturity, depends on our ability to satisfy our obligations as they come due.  As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the Notes and, in the event we were to default on our obligations, you may not receive the repayment of principal or any other amounts owed to you under the terms of the Notes.

•                Certain Considerations Related to the Reference Rate— The Reference Rate is closely correlated to, and is one measure of, longer-term interest rates in the U.S. economy. If longer-term interest rates rise, the Reference Rate is also likely to rise, possibly to a level that exceeds the Reference Rate Barrier which will limit the possibility that interest will be payable on the Notes. Many factors influence longer-term interest rates.  Among those, one significant factor is the actual and anticipated rate of inflation.  If inflation in the U.S. increases during the term of the Notes, longer-term interest rates may rise and the Reference Rate may rise to a level that exceeds the Reference Rate Barrier.  It is important to note that longer-term interest rates may rise even if inflation does not increase significantly.  Moreover, the Reference Rate is just one indicator of longer-term interest rates, and may diverge, perhaps significantly, from longer-term interest rates.  Increases in longer-term interest rates tend to be driven by long-term trends, rather than short-term fluctuations.  This means that, if the Reference Rates rises to a level that exceeds the Reference Rate Barrier, it may remain above the Reference Rate Barrier for an extended period of time. These factors may impact the value of your Notes in any secondary market.

•                Certain Considerations Related to Equity Indices Whose Underlying Constituents are Small Capitalization Stocks—The stocks that constitute the Russell 2000 Index are issued by companies with relatively small market capitalization. The stock prices of smaller companies may be more volatile than stock prices of large capitalization companies. Small capitalization companies may be less able to withstand adverse economic, market, trade and competitive conditions relative to larger companies. Small capitalization companies are less likely to pay dividends on their stocks, and the presence of a dividend payment could be a factor that limits downward stock price pressure under adverse market conditions.

•                Historical Performance of the Index and the Reference Rate Should Not Be Taken as Any Indication of the Future Performance of the Index and Reference Rate Over the Term of the Notes—The historical performance of the Index and Reference Rate is not an indication of the future performance of the Index and Reference Rate over the term of the Notes.  Therefore, the performance of the Index and Reference Rate over the term of the Notes may bear no relation or resemblance to the historical performance of the Index and Reference Rate.

•                Potential Return Limited to Any Interest Payments —The return on the Notes, if any, is limited to the quarterly interest payments, if any.  You will not participate in any appreciation in the principal amount of your Notes (even though your principal investment on the Notes is subject to loss) regardless of any increase in the Index Level (which may be significant).  Moreover, the interest payments, if any, will not be made with respect to any Interest Period for which, on the applicable Interest Reset Date, the Reference Rate is greater than the Reference Rate Barrier and/or the Index Level is less than the Index Barrier.  It is possible that you will not receive any interest payments during the term of the Notes.  Please see “Reference Rate/Interest Payment Risk” for further discussion.

•                Investing in the Notes is Not Equivalent to Investing Directly in the Reference Rate and/or the Index—Whether or not an Interest Payment will be payable on any Interest Payment Date will depend on whether or not on the related Interest Reset Date, the Reference Rate is equal to or less than the Reference Rate Barrier and the Index Level is greater than or equal to the Index Barrier.  As such, each quarterly Interest Payment will not track the actual Reference Rate on the related Interest Reset Date.

•                Interest Payment Risk / No Regular Non-Contingent Fixed Interest Payments—Unlike standard fixed income investments or securities, the Notes do not provide for regular, non-contingent fixed interest payments. Rather, subject to our right to redeem the notes, for any Interest Period(s) for which, on the Interest Reset Date, the Reference Rate is equal to or less than the Reference Rate Barrier and the Index Level is greater than or equal to the Index Barrier, an Interest Payment (calculated in the manner set forth above) will be due on the related Interest Payment Date ; conversely, for each Interest Period for which, on the Interest Reset date, the Reference Rate is greater than the Reference Rate Barrier and/or the Index Level is less than the Index Barrier, no interest payment would be due on the related Interest Payment Date.

PPS-3

•                Interest Payment Payable on the Notes is Depended on Both the Reference Rate and the Index Level of the Index, And May Be Negatively Affected By Adverse Movements in Either Regardless of the Performance of the Other—Any interest payment you receive will depend on the performance of both the Reference Rate and the Index.  It is impossible to predict whether the Reference Rate and the Index will rise or fall or what their relationship will be.  The scenario in which the Notes will provide for an Interest Payment is that in which on the related Interest Reset Date both (i) the Reference Rate is equal to or less than the Reference Rate Barrier; and (ii) the Index Level is greater than or equal to the Index Barrier.  In all other scenarios (on the Interest Reset Date)—(i) where the Reference Rate is greater than the Reference Rate Barrier; or (ii) the Index Level is less than the Index Barrier—no interest payment will be payable on the related Interest Payment Date.  For example, even if on the Interest Reset Date, the Reference Rate is equal to or less than the Reference Rate Barrier, no interest payment will be payable on the related Interest Payment Date if the Index Level on such date is less than the Index Barrier.  If you do not earn sufficient contingent Interest Payments over the term of the Notes, the overall return on the Notes may be less than the amount that would be paid on a standard fixed income investments or securities issued by us of comparable maturity.

•                Early Redemption Risk—We may redeem the Notes, in whole or in part, on any Interest Payment Date commencing on or after September 27, 2016 (the “First Early Redemption Date”). You must be willing to have your Notes redeemed as early as the First Early Redemption Date. It is more likely that we will redeem the Notes in whole prior to their stated maturity date to the extent that the interest payable on the Notes is greater than the interest that would be payable on other instruments issued by us of comparable maturity, terms and credit rating trading in the market. In contrast, we are generally less likely to redeem the Notes if we expect interest payable on the Notes is less than that which we would pay on those instruments. If we redeem the Notes prior to the maturity date, you will be entitled to receive for each unit of your Notes, a Redemption Price, in cash, equal to the principal amount, plus any accrued and unpaid interest to, but excluding, the Early Redemption Date. If the Notes are redeemed, in whole or in part, prior to their stated maturity date, you will receive no further interest payments on the Notes redeemed and may have to re-invest the proceeds in a lower rate environment.

•                Lack of Liquidity—The Notes will not be listed on any securities exchange.  Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the Notes but are not required to do so, and may discontinue any such secondary market making at any time, without notice. Barclays Capital Inc. may at any time hold unsold inventory, which may inhibit the development of a secondary market for the Notes.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily.  Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes. The Notes are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your Notes to maturity.

•                No Dividend Payments or Voting Rights—As a holder of the Notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of securities composing the Index would have.

•                Taxes— The U.S. federal income tax treatment of the Notes is uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described below.  As discussed further in the accompanying prospectus supplement, the Internal Revenue Service issued a notice in 2007 indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Notes at a rate that may exceed the interest payments (if any) that you receive on the Notes and whether all or part of the gain you may recognize upon the sale, redemption or maturity of an instrument such as the Notes should be treated as ordinary income.  Similarly, the Internal Revenue Service and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts and contingent notional principal contracts.  While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the Notes (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could in any case (i) increase the likelihood that you will be required to accrue income in respect of the Notes even if you do not receive any payments with respect to the Notes until redemption or maturity and (ii) require you to accrue income in respect of the Notes in excess of any interest payments you receive on the Notes.  The outcome of this process is uncertain.  In addition, any character mismatch arising from your inclusion of ordinary income in respect of the interest payments and capital loss (if any) upon the sale, redemption or maturity of your Notes may result in adverse tax consequences to you because an investor’s ability to deduct capital losses is subject to significant limitations.  You should consult your tax advisor as to the possible alternative treatments in respect of the Notes.

•                The Estimated Value of Your Notes Might be Lower if Such Estimated Value Were Based on the Levels at Which Our Debt Securities Trade in the Secondary Market—The estimated value of your Notes on the pricing date is based on a number of variables, including our internal funding rates.  Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market.  As a result of this

PPS-4

difference, the estimated values referenced above may be lower if such estimated values were based on the levels at which our benchmark debt securities trade in the secondary market.

•                The Estimated Value of Your Notes is Expected to be Lower Than the Initial Issue Price of Your Notes—The estimated value of your Notes on the pricing date is expected to be lower, and may be significantly lower, than the initial issue price of your Notes.  The difference between the initial issue price of your Notes and the estimated value of the Notes is expected as a result of certain factors, such as any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.

•                The Estimated Value of the Notes is Based on Our Internal Pricing Models, Which May Prove to be Inaccurate and May be Different from the Pricing Models of Other Financial Institutions—The estimated value of your Notes on the pricing date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize.  These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Notes may not be consistent with those of other financial institutions which may be purchasers or sellers of Notes in the secondary market.  As a result, the secondary market price of your Notes may be materially different from the estimated value of the Notes determined by reference to our internal pricing models.  Moreover, at our sole option, we may decide to sell additional Notes after the original trade date.  Our estimated value of the Notes on any subsequent trade date may reflect issue prices, commissions and aggregate proceeds that differ from the amounts set forth in this pricing supplement and will take into account a number of variables, including prevailing market conditions and our subjective assumptions, which may or may not materialize, on the date that such additional Notes are traded. As a result of changes in these variables, our estimated value of the Notes on any subsequent trade may differ significantly from our estimated value of the Notes on the original trade date.

•                The Estimated Value of Your Notes Is Not a Prediction of the Prices at Which You May Sell Your Notes in the Secondary Market, if any, and Such Secondary Market Prices, If Any, Will Likely be Lower Than the Initial Issue Price of Your Notes and Maybe Lower Than the Estimated Value of Your Notes—The estimated value of the Notes will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do).  The price at which you may be able to sell your Notes in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the Notes.  Further, as secondary market prices of your Notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the Notes such as fees, commissions, discounts, and the costs of hedging our obligations under the Notes, secondary market prices of your Notes will likely be lower than the initial issue price of your Notes.  As a result, the price, at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions, if any, will likely be lower than the price you paid for your Notes, and any sale prior to the maturity date could result in a substantial loss to you.

•                The Temporary Price at Which We May Initially Buy The Notes in the Secondary Market And the Value We May Initially Use for Customer Account Statements, If We Provide Any Customer Account Statements At All, May Not Be Indicative of Future Prices of Your Notes—Assuming that all relevant factors remain constant after the pricing date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market (if Barclays Capital Inc. makes a market in the Notes, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the Notes on the pricing date, as well as the secondary market value of the Notes, for a temporary period after the initial issue date of the Notes.  The price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your Notes.

•                We and Our Affiliates May Engage in Various Activities or Make Determinations That Could Materially Affect Your Notes in Various Ways and Create Conflicts of Interest—We and our affiliates establish the offering price of the Notes for initial sale to the public (which we refer to as the “Issue Price”), and the offering price is not based upon any independent verification or valuation.  Additionally, the role played by Barclays Capital Inc., as a dealer in the Notes, could present it with significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the Notes. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the Notes and such compensation or financial benefit may serve as an incentive to sell these Notes instead of other investments.  We may pay dealer compensation to any of our affiliates acting as agents or dealers in connection with the distribution of the Notes.  Furthermore, we

PPS-5

and our affiliates make markets in and trade various financial instruments or products for their own accounts and for the account of their clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, futures, options or other derivative instruments with returns linked or related to changes in the levels of the Reference Rate and/or that are included in or linked to the Index. Such market making activities, trading activities and other investment banking and financial services may negatively impact the value of the Notes.  Furthermore, in any such market making, trading activities, and other services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the Notes.  We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the Notes into account in conducting these activities.

•                Additional Potential Conflicts—We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as Calculation Agent and hedging our obligations under the Notes.  In performing these duties, the economic interests of the Calculation Agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

In addition, Barclays Wealth, the wealth management division of Barclays Capital Inc., may arrange for the sale of the Notes to certain of its clients.  In doing so, Barclays Wealth will be acting as agent for Barclays Bank PLC and may receive compensation from Barclays Bank PLC in the form of discounts and commissions.  The role of Barclays Wealth as a provider of certain services to such customers and as agent for Barclays Bank PLC in connection with the distribution of the Notes to investors may create a potential conflict of interest, which may be adverse to such clients.  Barclays Wealth is not acting as your agent or investment adviser, and is not representing you in any capacity with respect to any purchase of Notes by you.  Barclays Wealth is acting solely as agent for Barclays Bank PLC.  If you are considering whether to invest in the Notes through Barclays Wealth, we strongly urge you to seek independent financial and investment advice to assess the merits of such investment.

•                Many Economic and Market Factors Will Impact the Value of the Notes—In addition to the level of the Reference Rate and the Index Level on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

o                the expected volatility of the Reference Rate and the Index;

o                the time to maturity of the Notes;

o                inflation in the U.S. and long-term interest and yield rates in the market generally;

o                the dividend rate on the common stocks underlying the Index;

o                a variety of economic, financial, political, regulatory or judicial events; and

o                our creditworthiness, whether actual or perceived, including actual or anticipated downgrades in our credit ratings.

PPS-6

HYPOTHETICAL AMOUNTS PAYABLE ON THE NOTES

The examples below illustrate the various payments you may receive on the Notes in a number of different hypothetical scenarios.  These examples are only hypothetical and do not indicate the actual payments or return you will receive on the Notes.  The examples below assume that the Notes are held until maturity and do not take into account the tax consequences of an investment in the Notes.

HYPOTHETICAL INTEREST PAYMENT CALCULATIONS

As described above, whether the Notes will provide for an Interest Payment on an Interest Payment Date will be dependent on the Reference Rate and the Index Level on the related Interest Reset Date (in accordance with the formula described above). The following illustrates the process by which it is determined whether an Interest Payment is due for each Interest Period during the term of the Notes.

For purposes of these examples, we assume that the Notes are not being redeemed on any applicable Interest Payment Date in which the issuer may do so (pursuant to the “Redemption at the Option of the Company” provisions above).  If we exercise our redemption option, you will receive on the Early Redemption Date the Early Redemption Price applicable to that Early Redemption Date, calculated as described above, and no additional payments will be due after such date.

Interest Payment Calculation

Step 1:  Determine Whether the Reference Rate on the related Interest Reset Date is equal to or less than the Reference Rate Barrier and the Index Level on the related Interest Reset Date is greater than or equal to the Index Barrier.

The Calculation Agent will take the Reference Rate and the Index Level on each Interest Reset Date and evaluate it relative to the Reference Rate Barrier and Index Barrier (that is, whether the Reference Rate is equal to or less than the Reference Rate Barrier and the Index Level is greater than or equal to the Index Barrier).  If the Reference Rate is equal to or less than the Reference Rate Barrier and the Index Level is greater than or equal to the Index Barrier, a Interest Payment will be made (as calculated in Step 2 below) and payable on the corresponding Interest Payment Date.  If, on any Interest Reset Date, the Reference Rate is greater than the Reference Rate Barrier and/or the Index Level is less than the Index Barrier, then no Interest Payment will be made on the corresponding Interest Payment Date.

Step 2: Calculate the Interest Payment, if Any:

If on the respective Interest Reset Date, the Reference Rate is equal to or less than the Reference Rate Barrier and the Index Level is greater than or equal to the Index Barrier, we will pay an Interest Payment equal to the Coupon Rate multiplied by the stated principal amount; otherwise no Interest Payment will be due on the corresponding Interest Payment Date.  Assuming that the Coupon Rate is set at 2.50% (10.00% per annum) on the Initial Valuation Date, the Interest Payment will be calculated as follows:

$1,000 x Coupon Rate = Interest Payment

$1,000 x 2.50% = $25.00

No adjustments to the amount of the Interest Payment calculated will be made in the event an Interest Payment Date is not a Business Day.  Payment will be made on the immediately following Business Day with the same force and effect as if made on the specified date.

Examples of Interest Payment Calculations

The table and examples below illustrate the determination as to whether an Interest Payment will be made with respect to a series of hypothetical Interest Reset Dates.  The hypothetical examples set forth below are based on Reference Rates and Index Levels noted in the table below and the following additional assumptions: (i) a Coupon Rate of 2.50% (per annum 10.00%); (ii) a Reference Rate Barrier of 6.00%; (iii) an Initial Index Level of 1,025.58; (iv) an Index Barrier is 743.55, which is equal to 72.50% of the Initial Index Level; (v) the Notes are held until the Maturity Date and the Issuer has not exercised the “Early Redemption at the Option of the Issuer”; and (vi) no Market Disruption Event with respect to the Index has occurred or is continuing on any Interest Reset Date, including the final Interest Reset Date.

PPS-7

These values and assumptions have been chosen arbitrarily for the purpose of these examples, and should not be taken as indicative of the future performance of the Reference Rate or the Index. Numbers in the examples below have been rounded for ease of analysis. The examples below also do not take into account the effects of applicable taxes.

Date	Reference Rate	Index Level	Interest Rate	Interest Payment Amount (per $1,000 Note)
First Interest Reset Date	4.00%	1,230.70	2.50%	$25.00
Second Interest Reset Date	6.25%	974.30	0.00%	$0.00
Third Interest Reset Date	5.00%	717.91	0.00%	$0.00
Fourth Interest Reset Date	6.50%	717.91	0.00%	$0.00

Example 1: On the first Interest Reset Date, the Reference Rate is 4.00% and the Index Level is 1,230.70.   As the Reference Rate on such date is equal to or less than the Reference Rate Barrier of 6.00 and the Index Level is greater than the Index Barrier of 743.55, an Interest Payment of $25.00 per $1,000 principal amount of Notes will be due on the related Interest Payment Date, calculated as follows:

Interest Payment = $1,000 x 2.50% = $25.00

Example 1 demonstrates the scenario in which an Interest Payment will be due on the Notes. Only if the following two conditions are satisfied on an Interest Reset Date will an Interest Payment be due on the related Interest Payment Date: (i) the Reference Rate on such date is equal to or less than the Reference Rate Barrier; and (ii) the Index Level on such date is greater than or equal to the Index Barrier.

If this scenario was repeated on each Interest Reset Date during the term of the Notes, the total of the Interest Payments received per Note would be $1,000.00, the maximum possible amount payable on the Notes.

Example 2: On the second Interest Reset Date, the Reference Rate is 6.25% and the Index Level is 974.30. As the Reference Rate on such date is greater than the Reference Rate Barrier of 6.00, no Interest Payment will be due on the related Interest Payment Date, even though the Index Level is greater than the Index Barrier of 743.55.

Example 3:  On the third Interest Reset Date, the Reference Rate is 5.00% and the Index Level is 717.30. As the Index Level on such date is less than the Index Barrier of 743.55, no Interest Payment will be due on the related Interest Payment Date, even though the Reference Rate is equal to or less than the Reference Rate Barrier of 6.00.

Example 4: On the fourth Interest Reset Date, the Reference Rate is 6.50% and the Index Level is 717.30. As the Reference Rate is greater than the Reference Rate Barrier and the Index Level is less than the Index Barrier of 743.55 on such date, no Interest Payment will be due on the related Interest Payment Date.

Example 2, 3 and 4 demonstrate various scenarios in which an Interest Payment will not be due on the Notes.  More specifically, Example 2 and 3 demonstrate that an Interest Payment will not be payable if on an Interest Reset Date either the Reference Rate is above the Reference Rate Barrier or the Index Level is less than the Index Barrier.  Example 4 illustrates that an Interest Payment will not be payable if on an Interest Reset Date both the Reference Rate is above the Reference Rate Barrier and the Index Level is less than the Index Barrier.  If these various scenarios were repeated on each of the Interest Reset Dates during the term of the Notes, no Interest Payments will be due on the Notes and you will receive a 0.00% return on your investment.

PPS-8

HYPOTHETICAL PAYMENT AT MATURITY (excludes any Interest Payment payable at maturity)

The following illustrate the hypothetical amounts payable at maturity.  The hypothetical payment at maturity examples set forth below are for illustrative purposes only and may not be the actual payment at maturity applicable to a purchaser of the Notes.  The numbers appearing in the following table have been rounded for ease of analysis.  Note that, for purposes of the hypothetical payment at maturity calculations set forth below, we are assuming that (i) the Initial Index Level is 1,025.58, (ii) the Final Barrier Level with respect to the Index is 564.07 (the Initial Index Level multiplied by 55.00%, rounded to the nearest hundredth), and (iii) the Notes are not redeemed prior to maturity pursuant to “Redemption at the Option of the Company” as described above.  The hypothetical examples set forth below do not take into account any tax consequences from investing in the Notes.

The payment at maturity, in addition to any final interest payment, will depend on whether the Final Index Level is greater than or equal to or less than the Final Barrier Level. You will receive (subject to our credit risk) a payment at maturity equal to the principal amount of your Notes only if the Final Index Level is greater than or equal to the Final Barrier Level.

If the Final Index Level is less than the Final Barrier Level, you will receive (subject to our credit risk) a payment at maturity that is less, and possibly significantly less, than the principal amount of your Notes, calculated by the Calculation Agent as an amount equal to (a) $1,000 plus (b) (i) $1,000 times (ii) the Index Return.  As such, if the Final Level of the Index has depreciated by more than 45.00% relative to its Initial Level, you may lose some or all of the principal amount of your Notes at maturity.

Final Index Level	Index Return	Payment at Maturity*
2,051.16	100.00%	$1,000.00
1,948.60	90.00%	$1,000.00
1,846.04	80.00%	$1,000.00
1,743.49	70.00%	$1,000.00
1,640.93	60.00%	$1,000.00
1,538.37	50.00%	$1,000.00
1,435.81	40.00%	$1,000.00
1,333.25	30.00%	$1,000.00
1,230.70	20.00%	$1,000.00
1,128.14	10.00%	$1,000.00
1,076.86	5.00%	$1,000.00
1,025.58	0.00%	$1,000.00
974.30	-5.00%	$1,000.00
923.02	-10.00%	$1,000.00
871.74	-15.00%	$1,000.00
820.46	-20.00%	$1,000.00
769.19	-25.00%	$1,000.00
717.91	-30.00%	$1,000.00
615.35	-40.00%	$1,000.00
564.07	-45.00%	$1,000.00
512.79	-50.00%	$500.00
410.23	-60.00%	$400.00
307.67	-70.00%	$300.00
205.12	-80.00%	$200.00
102.56	-90.00%	$100.00
0.00	-100.00%	$0.00
*Per $1,000 principal amount Note (excludes any Interest Payment payable at maturity)

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the Payments at Maturity set forth in the table above are calculated.

Example 1: The Index Level increases from an Initial Index Level of 1,025.58 to a Final Index Level of 1,743.49.

Because the Final Index Level of 1,743.49 (representing an increase of 70.00%) is greater than the Initial Index Level of 1,025.58, the investor receives a payment at maturity of $1,000 per $1,000 principal amount Note.

Example 2: The Index Level decreases from an Initial Index Level of 1,025.58 to a Final Index Level of 923.02.

PPS-9

The Final Index Level of 923.02 (representing a decline of -10.00% from the Initial Level) is less than the Initial Index Level of 1,025.58, but greater than the Final Barrier Level of 564.07. As such, the investor will receive a Payment at Maturity of $1,000 per $1,000 principal amount Note.

Example 3: The Index decreases from an Initial Index Level of 1,025.58 to a Final Index Level of 307.67.

The Final Index Level of 307.67 (representing a decline of -70.00% from the Initial Index Level) is less than the Final Barrier Level of 564.07. As such, the investor will receive a Payment at Maturity of $300.00 per $1,000 principal amount Note calculated as follows:

$1,000 + [$1,000 x Index Return]

$1,000 + [$1,000 x -70.00] = $300.00

INFORMATION REGARDING THE REFERENCE RATE AND THE INDEX

Reference Rate

The following graph sets forth the Reference Rate for the period from January 2, 2008 to September 4, 2013.  The Reference Rate on September 4, 2003 was 3.032%.  The historical performance of the Reference Rate should not be taken as an indication of its future performance.  We cannot give you any assurance that the Reference Rate will be within the applicable Reference Rate Barrier on any day of any Interest Period.  We obtained the information in the graph below from Bloomberg Financial Markets (“Bloomberg”), without independent verification.  Historical Performance is not indicative of future performance.

Index

As noted above, the Index is designed to track the performance of the small capitalization segment of the U.S. equity market. For additional information about the Index, see “Non-Proprietary Indices—Equity Indices—Russell 2000® Index” in this accompanying index supplement.

The following graph sets forth the historical performance of the Index from January 2, 2008 to September 4, 2013.  The closing level of the Index on September 4, 2013 was 1,025.58.  The past historical performance of the Index should not be taken as an indication of future performance, and we cannot give you any assurance that the Index Level will be equal to or higher than the Index Barrier on any calendar day during any Interest Period.  We obtained the information in the graph below from Bloomberg, without independent verification.  Historical Performance is not indicative of future performance.

PPS-10

PPS-11

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The material tax consequences of your investment in the Notes are summarized below. The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. Except as noted under “Non-U.S. Holders” below, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your Notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement (for example, if you did not purchase your Notes in the initial issuance of the Notes).

The U.S. federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described below.  Pursuant to the terms of the Notes, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your Notes as a contingent income-bearing derivative contract with respect to the Index.

If your Notes are properly treated as a contingent income-bearing derivative contract, it would be reasonable (i) to treat any interest payments you receive on the Notes as items of ordinary income taxable in accordance with your regular method of accounting for U.S. federal income tax purposes and (ii) to recognize gain or loss upon the sale, redemption or maturity of your Notes in an amount equal to the difference (if any) between the amount you receive at such time and your basis in the Notes for U.S. federal income tax purposes.  Except as described below, such gain or loss should generally be long-term capital gain or loss if you have held your Notes for more than one year.  In addition, it is possible that you should recognize ordinary income upon the sale of your Notes to the extent of the portion of the sale proceeds that relates to accrued interest payments that you have not yet included in ordinary income.  Any character mismatch arising from your inclusion of ordinary income in respect of the interest payments and capital loss (if any) upon the sale, redemption or maturity of your Notes may result in adverse tax consequences to you because an investor’s ability to deduct capital losses is subject to significant limitations.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Notes in the manner described above.  This opinion assumes that the description of the terms of the Notes in this pricing supplement is materially correct.

NO STATUTORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW YOUR NOTES SHOULD BE TREATED FOR U.S. FEDERAL INCOME TAX PURPOSES. AS A RESULT, THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF YOUR INVESTMENT IN THE NOTES ARE UNCERTAIN. ACCORDINGLY, WE URGE YOU TO CONSULT YOUR TAX ADVISOR AS TO THE TAX CONSEQUENCES OF INVESTING IN THE NOTES.

Alternative Treatments. As discussed further in the accompanying prospectus supplement, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the Notes, possibly with retroactive effect.  Other alternative treatments for your Notes may also be possible under current law.  For example, it is possible that the Notes could be treated as debt instruments subject to the special tax rules governing contingent payment debt instruments. Under the contingent payment debt instrument rules, you generally would be required to accrue interest on a current basis in respect of the Notes over their term based on the comparable yield and projected payment schedule for the Notes and pay tax accordingly, even though these amounts may exceed the interest payments (if any) that are made on the Notes.  You would also be required to make adjustments to your accruals if the actual amounts that you receive in any taxable year differ from the amounts shown on the projected payment schedule.  In addition, any gain you may recognize on the sale, redemption or maturity of the Notes would be taxed as ordinary interest income and any loss you may recognize on the sale, redemption or maturity of the Notes would generally be ordinary loss to the extent of the interest you previously included as income without an offsetting negative adjustment and thereafter would be capital loss.  You should consult your tax advisor as to the special rules that govern contingent payment debt instruments.

It is also possible that your Notes could be treated as an investment unit consisting of (i) a debt instrument that is issued to you by us and (ii) a put option in respect of the Index that is issued by you to us.  You should consult your tax advisor as to the possible consequences of this alternative treatment.

You should consult your tax advisor with respect to these possible alternative treatments.

PPS-12

For a further discussion of the tax treatment of your Notes and the interest payments to be made on the Notes as well as other possible alternative characterizations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Executory Contracts” in the accompanying prospectus supplement. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes.  For additional, important considerations related to tax risks associated with investing in the Notes, you should also examine the discussion in “Selected Risk Factors—Taxes”, in this pricing supplement.

Non-U.S. Holders.  Barclays currently does not withhold on payments to non-U.S. holders.  However, if Barclays determines that there is a material risk that it will be required to withhold on any such payments, Barclays may withhold on any interest payments at a 30% rate, unless you have provided to Barclays (i) a valid Internal Revenue Service Form W-8ECI or (ii) a valid Internal Revenue Service Form W-8BEN claiming tax treaty benefits that reduce or eliminate withholding.  If Barclays elects to withhold and you have provided Barclays with a valid Internal Revenue Service Form W-8BEN claiming tax treaty benefits that reduce or eliminate withholding, Barclays may nevertheless withhold up to 30% on any interest payments it makes to you if there is any possible characterization of the payments that would not be exempt from withholding under the treaty.  Non-U.S. holders will also be subject to the general rules regarding information reporting and backup withholding as described under the heading “Certain U.S. Federal Income Tax Considerations—Information Reporting and Backup Withholding” in the accompanying prospectus supplement.

CERTAIN EMPLOYEE RETIREMENT INCOME SECURITY ACT CONSIDERATIONS

Your purchase of a Note in an Individual Retirement Account (an “IRA”), will be deemed to be a representation and warranty by you, as a fiduciary of the IRA and also on behalf of the IRA, that (i) neither the Issuer, the placement agent nor any of their respective affiliates has or exercises any discretionary authority or control or acts in a fiduciary capacity with respect to the IRA assets used to purchase the Note or renders investment advice (within the meaning of Section 3(21)(A)(ii) of the Employee Retirement Income Security Act (“ERISA”)) with respect to any such IRA assets and (ii) in connection with the purchase of the Note, the IRA will pay no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA) and in connection with any redemption of the Note pursuant to its terms will receive at least adequate consideration, and, in making the foregoing representations and warranties, you have (x) applied sound business principles in determining whether fair market value will be paid, and (y) made such determination acting in good faith.

For additional ERISA considerations, see “Employee Retirement Income Security Act” in the prospectus supplement.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We will agree to sell to Barclays Capital Inc. (the “Agent”), and the Agent will agree to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of the related pricing supplement, the document that will be filed pursuant to Rule 424(b) containing the final pricing terms of the Notes. The Agent will commit to take and pay for all of the Notes, if any are taken.

Delivery of the Notes of a particular series may be made against payment for the Notes more than three Business Days following the pricing date for those Notes (that is, a particular series of Notes may have a settlement cycle that is longer than “T+3”).  For considerations relating to an offering of Notes with a settlement cycle longer than T+3, see “Plan of Distribution” in the prospectus supplement.

PPS-13

US$[ ]

BARCLAYS BANK PLC

PRINCIPAL AT RISK CALLABLE FIXED RATE NOTES DUE SEPTEMBER 27, 2023

LINKED TO CMS AND RUSSELL 2000®

GLOBAL MEDIUM-TERM NOTES, SERIES A

(TO THE PROSPECTUS DATED JULY 19, 2013, THE PROSPECTUS SUPPLEMENT

DATED JULY 19, 2013 AND THE INDEX SUPPLEMENT DATED JULY 19, 2013)